FedFirst Financial Corporation 8-K
Exhibit 10.1

AGREEMENT

This Agreement, made and entered into on November 29, 2011, by and between First Federal Savings Bank, Sixth and Donner Streets, Monessen, PA (the “Bank") and Richard Boyer (the “Executive").

WHEREAS, the Executive entered into an Executive Supplemental Retirement Plan Agreement with the
Bank effective June 1, 2002 and subsequently amended on July 19, 2002, September 13, 2005, April 28,
2008, and March 9, 2009 (the "SERP"); and

WHEREAS, Article VI(C) of the SERP provides that the SERP may be amended or terminated at any time or times, in whole or in part, by mutual consent of the parties to the SERP; and

WHEREAS, the parties to the SERP have agreed to terminate the SERP effective November 29, 2011;
And

WHEREAS, the SERP will be terminated in accordance with Section 409A of the Internal Revenue
Code and the regulations promulgated thereunder ("Section 409A").

NOW, THEREFORE, Executive and the Bank agree as follows:

1.	The SERP shall be terminated effective November 29, 2011 ("Effective Date").

2.
In accordance with Section 409A, Executive shall receive a lump sum payment equal to $930,000.00, less applicable tax withholdings, no later than December 7, 2012 but in any event no earlier than the first business day following the first anniversary of the Effective Date.

3.
Except as otherwise required under federal securities and banking regulations, the terms of this Agreement shall be kept confidential and shall not be disclosed to anyone other than the Executive's spouse or financial advisor.

4.
As of the Effective Date, no further benefits shall accrue or vest under the SERP. The Bank shall have no obligation to pay any further sums to Executive under the SERP other than the accrued SERP benefit noted in Section 2 above.

5.	In the event of any inconsistency between the terms of this Agreement and the terms of the SERP, the terms of this Agreement shall control.

6.	This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.

7.	This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, notwithstanding its conflict of laws provisions.

8.
This Agreement contains the entire agreement and understandings by and between the parties hereto with respect to the subject matter hereof, and no representations, promises, agreements or understandings concerning such subject matter, written or oral, not herein contained shall be of any force or effect.

10.
If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, the remaining provisions shall nevertheless continue in full force and effect, provided that nothing in this section shall be construed to limit or waive the breach of any representation with respect to enforceability of the SERP.

11.
This Agreement and the payment contemplated hereunder are intended to comply with the requirements of Section 409A relating to the termination of a deferred compensation plan subject to Section 409A. If, at any time, it is determined by the Internal Revenue Service that such payment is subject to additional tax under Section 409A of the Code (the "Section 409A Tax"), then the Bank shall pay to Executive an additional payment such that the amount of Executive's payments, pursuant to the SERP, after reduction by all applicable taxes and the Section 409A Tax, including any interest and penalties thereon ("Taxes") imposed on such payment, is equal to the amount, after the payment of all Taxes, that Executive would have received had the Section 409A Tax not applied to such payment. Any payment made under this Section 11 shall be made no later than the end of the tax year following Executive's tax year in which the Section 409A Tax is remitted to the Internal Revenue Service.

This Agreement has been executed by a duly authorized officer of the Bank and the Executive.

FIRST FEDERAL SAVINGS BANK

By:	/s/Patrick G. O’Brien
Duly authorized officer

Date:	November 30, 2011

/s/ Richard B. Boyer
Richard B. Boyer

Date:	November 30, 2011